Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-196959) pertaining to the Foresight Energy LP Long-Term Incentive Plan of our report dated March 10, 2015, with respect to the consolidated financial statements and schedule of Foresight Energy LP included in this Annual Report (From 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

St. Louis, Missouri

March 10, 2015